Exhibit 10.1

BANK OF AMERICA, N.A.

One Bryant Park

New York, New York 10036

CONFIDENTIAL

November 11, 2024

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Attention: Scott Zimmerman, Treasurer

Project Cure

Commitment Letter

Ladies and Gentlemen:

Cardinal Health, Inc. (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America,” the “Commitment Party”, “we”, or “us”), in connection with the transaction identified to us as “Project Cure,” that Cure Acquisitionco, LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of the Borrower, or another wholly-owned subsidiary of the Borrower (any such subsidiary, “Merger Sub”), intends to merge with and into The GI Alliance Holdings, LLC, a Delaware limited liability company (the “Target”), with the Target surviving (the “Merger”), and to consummate the other Transactions (as defined in Exhibit A).

In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $2.9 billion (as such amount may be reduced after the date hereof as set forth in the Term Sheet (as defined below)). The date of consummation of the Merger is referred to herein as the “Closing Date”. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet (as defined below).

1. Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility (in such capacity, the “Initial Lender”), (b) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility and (c) Bank of America (or its designated affiliate) is pleased to advise you of its willingness, and you hereby engage Bank of America, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility, but excluding Disqualified Lenders (collectively, the “Lenders”), including Bank of America, in consultation with you (and subject to your approval and consent, as applicable, as provided in this Commitment Letter) and otherwise subject to the provisions of this Commitment Letter, in each case upon and subject to the terms set forth in this letter agreement and Exhibit A hereto, and subject solely to the conditions set forth in Exhibit B hereto (the “Conditions Exhibit”, and together with Exhibit A, the “Term Sheet” and, the Term Sheet, together with this letter agreement, as amended, restated, supplemented or otherwise modified from time to time, this “Commitment Letter”). You further agree, subject to the last paragraph of Section 2 of this Commitment Letter, that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as hereinafter defined)) will be paid in connection with the Bridge Facility unless you and we shall so agree, including as agreed prior to the date hereof in accordance with the Syndication Plan (as defined below).

You also agree to retain the Lead Arranger, on an exclusive basis, as lead arranger and bookrunning manager of any credit facility or other bank borrowings or commitments, in each case, to be entered into by the Borrower (x) (i) to finance the Merger or (ii) to refinance or replace the Bridge Facility or any other interim financing for the Merger (including to replace or replenish cash of the Borrower or its subsidiaries or drawings under a revolving credit facility, in each case, used to consummate the Merger; provided that the purpose of any credit facility or bank borrowing shall be determined in good faith by you, and, if requested by us, evidenced by an officer’s certificate), and (y) (i) to finance an Alternate Transaction (as defined in the Fee Letter) or (ii) to refinance any interim financing in connection therewith (including to replace or replenish cash of the Borrower or its subsidiaries or drawings under a revolving credit facility, in each case, provided that the purpose of any credit facility or bank borrowing shall be determined in good faith by you, and, if requested by us, evidenced by an officer’s certificate) (the financings described in clauses (x) and (y), each a “Bank Financing”). The fees payable in connection with such Bank Financing shall be mutually agreed between the Borrower and the Lead Arranger.

2. Syndication. The Lead Arranger intends to commence syndication of the Bridge Facility (which syndication shall not reduce the commitment of the Initial Lender hereunder, except as provided for in this Section 2) promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (such date, the “Syndication Commencement Date”), and we agree not to commence any syndication of the Bridge Facility prior to the Syndication Commencement Date. You agree to use commercially reasonable efforts to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter) commencing on Syndication Commencement Date until the earlier to occur of (a) a Successful Syndication and (b) the date that is 30 days following the Closing Date (such earlier date, the “Syndication Date”, and such period, the “Syndication Period”). Such assistance during the Syndication Period shall include (a) your using commercially reasonable efforts to provide and to cause your advisors to provide the Lead Arranger promptly upon written request with all customary written readily available information in respect of the Borrower and its subsidiaries (and, subject to the following parenthetical, the Target) reasonably deemed necessary by the Lead Arranger to complete such syndication (in the case of information of or related to the Target, solely to the extent practical and appropriate and not in contravention of (and consistent with) the Merger Agreement and subject to the provisions and restrictions under applicable law, using your commercially reasonable efforts to cause the Target and the Target to provide such information), in each case subject to the limitations on the scope of Projections and financial statements described in clause (b) below, (b) your assistance in the preparation of an information memorandum and a lender presentation with respect to the Bridge Facility, in each case, in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) (collectively with the Term Sheet and any additional summary of terms prepared for distribution to prospective Lenders (other than Disqualified Lenders), the “Information Materials”), it being understood and agreed that Projections and/or financial statements with respect to the Target that are to be included in the Information Materials shall be as mutually agreed between you and us; provided that your requirement to assist in obtaining and providing any information of or related to the Target, and the scope of any such information, shall be subject to the parenthetical at the end of clause (a) above, (c) your using your commercially reasonable efforts to (i) ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships and (ii) prior to the Closing Date, maintain a monitored Public Debt Rating (which, for the avoidance of doubt, need not be a specific rating and need not be pro forma for the Merger) for the Borrower, from Moody’s Investors Service, Inc. (“Moody’s”) and

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Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and (d) the hosting, with the Commitment Party and appropriate officers and senior management of the Borrower, of up to one meeting (or, at your option, a conference call or videoconference in lieu of such meeting) of prospective Lenders (as well as additional one-on-one conference calls with prospective Lenders as deemed reasonably necessary) in each case at such time during regular business hours and a location to be reasonably agreed.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that from the date hereof until the Syndication Date, the Borrower will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its domestic subsidiaries, in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility, other than (i) the Senior Notes, (ii) any Excluded Debt (provided that for purposes of this paragraph “Excluded Debt” shall not be deemed to include refinancings, replacements or extensions of the Revolving Credit Agreement, the 364-Day Revolving Credit Agreement or the Receivables Purchase Agreement), and (iii) any other financing reasonably agreed to by the Lead Arranger.

Syndication will not commence prior to the Syndication Commencement Date. From the Syndication Commencement Date to and including the date that is 30 consecutive days after the Syndication Commencement Date (the “Initial Syndication Period”), decisions regarding the syndication of the Bridge Facility, including determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arranger and the Initial Lender pursuant to the terms of this Commitment Letter and the Fee Letter, will be made jointly by the Lead Arranger and the Borrower and, except to the extent the Lead Arranger and the Borrower otherwise agree in writing, in accordance with the syndication plan heretofore jointly developed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Bridge Facility will be syndicated during the Initial Syndication Period only to Lenders identified in the Syndication Plan (and in the order set forth in the Syndication Plan) or otherwise agreed in writing prior to the date hereof (the “Designated Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication has not been achieved, the Lead Arranger shall manage and control all aspects of the syndication of the Bridge Facility in consultation with you (including in the selection of Lenders); provided that the Bridge Facility shall not be syndicated to (i) any person identified by you to the Lead Arranger in writing prior to the date hereof (or, if after the date hereof, that is reasonably acceptable to the Lead Arranger), or (ii) any person identified by you to the Lead Arranger in writing that is a competitor of the Borrower, its subsidiaries or the Target or the Target’s subsidiaries, and any person controlling or controlled by any of the foregoing or (iii) any affiliate of any person identified in clauses (i) or (ii) above that is (a) identified in writing by you from time to time or (b) clearly identifiable as an affiliate solely on the basis of the similarity of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business (any such person in clauses (i), (ii) or (iii) above, collectively, the “Disqualified Lenders”). Subject to the second to last paragraph of this Section 2, the commitments of Bank of America hereunder with respect to the Bridge Facility will be reduced dollar-for-dollar by the amount of each commitment for the Bridge Facility received from a Permitted Assignee selected in accordance with this paragraph upon such Permitted Assignee becoming (i) a party to this Commitment Letter as an additional “Commitment Party” pursuant to a Joinder Agreement or (ii) a party to the definitive documentation with respect to the Bridge Facility that is consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”). For the purposes herein, “Permitted Assignee” shall mean (i) each Designated Lender and (ii) any other Lender (other than a Disqualified Lender) approved by you in your reasonable discretion. In connection with any commitments received from Permitted Assignees selected in accordance with this paragraph, you agree, at the request of the Lead Arranger to enter into one or more customary joinder agreements, amendments or amendments and restatements to the Commitment

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Letter (each, a “Joinder Agreement”), in each case acceptable to you, providing for such Permitted Assignees to become an additional “Commitment Party” and an additional “Initial Lender” under this Commitment Letter and extend commitments in respect of the Bridge Facility directly to you (it being agreed that the commitments of Bank of America and such additional Commitment Parties and Initial Lenders will be several and not joint). It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in any Joinder Agreement, and in the Term Sheet and the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the Initial Lender shall not be relieved or novated from its obligations hereunder or under any Credit Documentation (including its obligation to fund the full amount of the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement), including its commitment in respect thereof, until after the full funding of the Bridge Facility on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment in respect of the Bridge Facility until after the full funding of the Bridge Facility on the Closing Date (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement) and (iii) unless you and we agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to the commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, amendments, and amendments and restatements hereunder (other than, upon execution and delivery of a Joinder Agreement, in connection with any assignment to a Permitted Assignee in respect of the amount allocated to such Permitted Assignee pursuant to such Joinder Agreement), until the full funding of the Bridge Facility on the Closing Date has occurred.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, neither you, the Target, the Target, your or their respective affiliates, nor any of your or their respective representatives will be required to disclose, permit the inspection, examination or making copies or abstracts of, or permit the discussion of, any document, information or other matter (i) to the extent involving trade secrets, (ii) to the extent the provision thereof would, or could reasonably be expected to, violate any applicable law, rule or regulation, or any confidentiality obligation binding upon the Borrower, the Target, the Target, or any of your or their respective subsidiaries or affiliates or (iii) to the extent the provision thereof would, or could reasonably be expected to, waive any privilege that may be asserted by, the Borrower, the Target, the Target or any of your or their respective subsidiaries or affiliates; provided that in the event you do not provide information in reliance on this sentence (and in the case of information applicable to the Target or the Target, to your knowledge), you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable) and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; and provided further that the representation and warranty made by you with respect to information in Section 3 shall not be affected in any way by your decision not to provide such information on the basis provided above.

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3. Information Requirements. You hereby represent and warrant (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder, the effectiveness of the Credit Documentation, the availability of the Bridge Facility on the Closing Date, or to the funding of the Bridge Facility on the Closing Date), and, prior to the Closing Date, with respect to the Target, the Target, and their respective businesses and assets, to your knowledge, that (a) all written information (other than (i) financial projections, the model, pro forma information, estimates, forecasts, and other forward-looking information (collectively, “Projections”) and (ii) information of a general economic or industry nature, the “Information”) that has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives (and as supplemented from time to time as provided in the next sentence and together with your Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and all subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed by you with the SEC prior to the later of the Closing Date and the Syndication Date (in each case, other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimers)) in connection with the Transactions, taken as a whole, is and will be (as of the date made available, as supplemented from time to time as provided herein) correct in all material respects and does not and will not (as of the date made available, as supplemented from time to time as provided herein), taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial Projections concerning the Borrower, the Target and their respective subsidiaries (solely to the extent such Projections in respect of the Target and its subsidiaries have been made by the Borrower), that have been or are hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made; it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material. You agree that if at any time prior to the later of the Syndication Date and Closing Date (or, if earlier, the date on which the commitments in respect of the Bridge Facility are terminated pursuant to clauses (a), (c) or (d) of the definition of “Termination Date”), any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented (or, in the case of the Target and its subsidiaries, use commercially reasonable efforts to supplement), the Information and Projections so that such representations contained in this paragraph are correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and Projections, if any, without independent verification thereof.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, their respective affiliates or any other entity, or the respective securities thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. All Information and Information Materials not specifically identified as “PUBLIC” shall be deemed suitable only for posting to Private Lenders.

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You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, except to the extent you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders and provided that you shall have been given a reasonable opportunity to review such documents: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of term sheets and definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders.

4. Fees and Indemnities.

You agree to pay the fees set forth in the separate fee letter, addressed to you and dated the date hereof, from Bank of America (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein. You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and Bank of America. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable to a recipient thereof hereunder or under the Fee Letter shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts; provided that no gross-up shall be payable to any such recipient in respect of (a) any taxes imposed on or measured by net income, franchise taxes or branch profits taxes imposed on such recipient, in each case, as a result of any present or former connection between such recipient and the jurisdiction imposing such tax (other than a connection arising as a result of such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, or that otherwise arises under this Commitment Letter and/or any of the transactions contemplated hereunder), (b) any U.S. federal withholding tax imposed on amounts payable to or for the account of such recipient pursuant to applicable law in effect on the date hereof, (c) without duplication, any tax resulting from the failure of such recipient to provide an IRS Form W-9 or applicable IRS Form W-8 that such recipient is legally entitled to provide and that would reduce or eliminate the requirement to withhold from payments hereunder, (d) any U.S. federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date hereof (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with) or any Treasury Regulations, other official administrative guidance or intergovernmental agreements implementing such Sections, and (e) any interest, additions to tax or penalties in respect of any tax described in clauses (a) through (d) above).

You agree that (i) in no event shall any of Bank of America, its affiliates, and its officers, directors, employees, advisors, and agents (each, and including, without limitation Bank of America, an “Arranger-Related Person”) have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter, the Bridge Facility or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any

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Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that, the foregoing shall not relieve you of any obligation you may have to indemnify an Indemnified Person, as provided below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. It is also agreed that you shall not be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Bridge Facility or any other agreement or instrument contemplated hereby, or in connection with your activities related to any of the foregoing (except to the extent you are otherwise required to indemnify an Indemnified Person in respect thereof pursuant to the terms of this paragraph, including to the extent such special, indirect, consequential or punitive damages are included in any third-party claim with respect to which the applicable indemnified person is otherwise entitled to indemnification). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind and related expenses.

You agree (A) to (i) indemnify and hold harmless Bank of America, its affiliates, and its officers, directors, employees, advisors, and agents (each, and including, without limitation, Bank of America, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of Bank of America in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the immediately preceding paragraph and this paragraph) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, the Target, the Target or any other person and (ii) reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitments or services under this Commitment Letter or (y) a material breach in bad faith of the funding obligation of Bank of America or any of our affiliates under this Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against Bank of America in its capacities or in fulfilling its roles as an arranger or agent or any similar role hereunder); provided, further, that you will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons except to the extent that (i) local counsel or special counsel, in addition to its regular counsel, is, in the good faith judgment of an indemnified person, required in order to effectively defend against such action or proceeding or (ii) more than one firm of attorneys is required due to an actual or potential conflict of interest, and (B) to reimburse us and our affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses and syndication expenses, and limited, in the case of fees, expenses, charges and disbursements of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel and, solely to the extent that the Lead Arranger determines it is required in connection with this Commitment Letter or the Bridge Facility after consultation with the Borrower, one additional local counsel or one additional

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specialty counsel) incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation (including amendments, waivers or modifications thereto)). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to us and the other Indemnified Persons. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled, compromised or consented to with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above.

Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this Section 3 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

5. Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a) the Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject only to the satisfaction (or waiver by the Lead Arranger) of the conditions set forth in the Conditions Exhibit, and upon satisfaction or waiver by the Lead Arranger of such conditions, the full funding of the Bridge Facility on the Closing Date shall occur;

(b) (i) neither seeking or obtaining any ratings, nor the commencement or completion of syndication of the Bridge Facility, nor the completion of an Information Memorandum or other Information Materials or marketing materials, nor compliance with any other provision set forth in this Commitment Letter, and (ii) except as set forth in the Certain Funds Provision or the Conditions Exhibit, neither the accuracy of any representation and warranty set forth in the Commitment Letter or in any Credit Documentation, nor the delivery of any Information, Projections or any supplement or updates thereto, in the case of clauses (i) and (ii), shall constitute a condition to the commitments hereunder or (other than solely the conditions set forth in the Conditions Exhibit) to the effectiveness of the Credit Documentation, the availability of the Bridge Facility on the Closing Date, or to the funding of the Bridge Facility on the Closing Date, and (b) the only financial statements and Projections that shall be required to be delivered as a condition to the effectiveness of the Credit Documentation and the availability of the Bridge Facility and the funding of the Bridge Facility on the Closing Date shall be those expressly described in paragraph (ii) of the Conditions Exhibit;

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(c) the only representations relating to the Target, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability or full funding of the Bridge Facility on the Closing Date shall be the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Merger Agreement, or to decline to consummate the Merger pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”);

(d) the only other representations the accuracy of which shall be a condition to availability or full funding of the Bridge Facility on the Closing Date shall be the Specified Representations (as hereinafter defined); and

(e) the terms of the Credit Documentation shall be in a form such that they do not impair the full funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in the Conditions Exhibit are satisfied.

For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Credit Documentation and set forth in the Term Sheet relating to corporate status of the Borrower; corporate power and authority of the Borrower to enter into the Credit Documentation as in effect on the Closing Date; due authorization, execution, delivery by the Borrower and enforceability (subject to customary enforceability exceptions) against the Borrower, of the Credit Documentation as in effect on the Closing Date; no conflicts of the Bridge Facility (limited to the execution, delivery and performance of the Credit Documentation in effect on the Closing Date and incurrence of the debt thereunder) with charter documents of the Borrower, the Revolving Credit Agreement, the 364-Day Revolving Credit Agreement, the Term Loan Credit Agreement (to the extent in existence at such time), or any other debt instrument evidencing debt for borrowed money of the Borrower (other than intercompany debt) in an aggregate principal or committed (without duplication) amount outstanding of more than $100,000,000; Regulation U, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C), the Investment Company Act, use of proceeds of the Bridge Facility not violating laws against sanctioned persons and foreign corrupt practices (including the FCPA and Patriot Act), and there shall not exist any event of default under the Credit Documentation relating to (i) non-payment of amounts due under the Bridge Facility, (ii) bankruptcy or insolvency events in respect of the Borrower.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, if any of the Merger Agreement Representations made on the Closing Date are qualified or subject to “material adverse effect,” the definition of “Material Adverse Effect” in the Merger Agreement shall apply for the purposes of any representations and warranties required to be accurate, on or as of the Closing Date.

This Section 4 shall be referred to as the “Certain Funds Provision”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter, and the contents hereof and thereof, are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, employees, agents, attorneys, affiliates, auditors and advisors who are involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case you agree to inform us thereof if permitted by applicable law), (c) with respect to this Commitment Letter, but not the Fee Letter, in filings with the Securities and Exchange Commission

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and other applicable regulatory authorities and stock exchanges, (d) the aggregate fee amounts contained in the Fee Letter to any rating agency, in connection with any Closing Date funds flow, and as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Bridge Facility to the extent customary or required in connection with the Transactions or in offering and marketing materials for the Bridge Facility, the Term Loan Credit Agreement, or any Senior Notes or in any public release or filing relating to the Bridge Facility, the Term Loan Credit Agreement or any Senior Notes, (e) the Term Sheet attached to this Commitment Letter to potential debt providers in coordination with us to obtain commitments to the Bridge Facility from such potential debt providers, (f) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case you agree to inform us thereof if permitted by applicable law), (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, or your officers, agents, attorneys, affiliates, auditors and advisors in breach of this Commitment Letter without the use of any confidential information (h) this Commitment Letter may be disclosed to rating agencies in connection with obtaining a rating, (i) to the extent required in connection with any litigation or similar proceeding, (j) the Commitment Letter and the Fee Letter (in the case of the Fee Letter, redacted in a customary manner reasonably satisfactory to us, in respect of the amounts, percentages and basis points of fees set forth therein, including, without limitation any “market flex” provisions thereof) on a confidential basis to the Target, the Target, their respective subsidiaries and affiliates, and the officers, directors, employees and agents, accountants, attorneys and other professional advisors of each of the foregoing under this clause (j), in connection with the Transactions, and (k) for purposes of establishing a “due diligence” defense or to enforce any rights and remedies hereunder. This paragraph shall terminate (as it relates to Commitment Letter but not as it relates to the Fee Letter) on the first anniversary of the date hereof.

No confidential information obtained by us or any of our affiliates from you or your representatives and none of this Commitment Letter or the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by us or any of our affiliates to any other person without your prior consent except (a) on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to our affiliates and to our and our affiliates’ officers, directors, agents, attorneys, affiliates, auditors and advisors (collectively, “Representatives”) who are involved in the consideration of this matter and made aware of the confidential nature thereof and have been instructed to keep information of this type confidential in accordance with customary practices (provided that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case we agree to inform you thereof if permitted by applicable law), (c) in connection with the syndication of the Bridge Facility contemplated hereby (other than the Fee Letter), (d) to the extent requested or required by any state, federal or foreign authority or examiner regulating banks or banking, or regulatory or self-regulatory authority having jurisdiction over us or our affiliates (in which case we agree to inform you promptly thereof if permitted by applicable law), (e) to the extent required in connection with any litigation or similar proceeding, (f) to the extent any such information becomes publicly available other than by reason of disclosure by us, or our officers, agents, attorneys, affiliates, auditors and advisors in breach of this Commitment Letter or other confidentiality obligations owed to you or your affiliates, or is independently developed by us without the use of any confidential information (g) this Commitment Letter may disclosed to rating agencies in connection with obtaining a rating, (h) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (j) to the extent that such information is independently developed by a Commitment Party, and (k) to market data collectors, similar service providers to the lending industry, and service providers to Bank of America and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and generic information about the Bridge Facility. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the Bridge Facility upon the execution and effectiveness thereof, and otherwise shall terminate on the first anniversary of the date hereof.

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For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

You acknowledge that the Commitment Parties or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. We will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that we have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. Subject to the second paragraph of this Section 5, you agree that in connection with the services and transactions contemplated hereby, each Commitment Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Target or any of their respective affiliates that is provided to a Commitment Party by or on behalf of you or any of your representatives.

You agree that Bank of America will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between us and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between us and, if applicable, our affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction we and, if applicable, our affiliates, are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) we and, if applicable, our affiliates, have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or any of its affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, and (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and we shall have no responsibility or liability to you with respect thereto. You acknowledge that Bank of America currently is acting as a lender under the Revolving Credit Agreement, and lender and administrative agent under the 364-Day Revolving Credit Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with Bank of America or any of its affiliates (including the Revolving Credit Agreement and the 364-Day Revolving Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by Bank of America’s performance or lack of performance of services hereunder.

You further acknowledge that Bank of America and its affiliates are a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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We hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and our affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow us to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us and each of our affiliates.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided that (x) if the Credit Documentation becomes effective, the reimbursement, indemnification, choice of law, and waiver of jury trial provisions contained herein shall be superseded by the corresponding provisions of the Credit Documentation and (y) the syndication and information provisions shall terminate on the Syndication Date.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by us of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, we are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by us pursuant to procedures approved by us; provided, further, without limiting the foregoing, (a) to the extent we have agreed to accept such Electronic Signature, we shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of us, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the governing law of the Merger Agreement, which is the laws of the state of Delaware, shall govern in determining (i) the interpretation of a “Material Adverse Effect” (as defined in the Merger Agreement) and whether a “Material Adverse Effect” has occurred, (ii) the making and accuracy of any Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations (or to refuse to consummate the Merger) under the Merger Agreement and (iii) whether the Merger has been consummated in accordance

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with the terms of the Merger Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE TRANSACTIONS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and, with respect to any other suit, action or proceeding between the Borrower or any of its affiliates and an Indemnified Party arising out of or relating to the Transactions, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by you and us.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arranger) of the conditions precedent set forth in the Conditions Exhibit.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Subject to Section 2, the Initial Lender may assign all or a portion of its commitment hereunder to one or more Permitted Assignees; provided that no such assignment shall relieve the Initial Lender of its obligations hereunder except as provided in Section 2. In the event that you determine, in your sole discretion, that you may consummate the Transactions for any reason with a lesser amount of commitments or indebtedness, then you may reduce the Initial Lender’s commitments with respect to the Bridge Facility.

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Subject to Section 2, we may employ the services of our affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of us hereunder. We shall be responsible for our affiliates’ failure to comply with such obligations under this Commitment Letter.

Please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, not later than 11:59 p.m. (New York City time) on November 11, 2024, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder (or under the Credit Documentation, as applicable) will expire at 11:59 p.m., New York City time on the date that is the earliest of (a) the End Date (as defined in the Merger Agreement as in effect on the date hereof, without giving effect to any extension thereof thereunder (including pursuant to the first proviso in Section 10.01(d) of the Merger Agreement and any other provision of the Merger Agreement that would have the effect of changing the End Date from the definition in effect on the date hereof)), (b) the date of the closing of the Merger (after giving effect to the full funding of the Bridge Facility on such date), (c) the date that the Merger Agreement expires in accordance with its terms or your or your applicable subsidiary’s obligations to consummate the Merger under the Merger Agreement terminate in accordance with its terms and, in each case, you notify us in writing of the same, provided that you agree to provide prompt notice of the same and a public statement announcing the same shall constitute notice or you inform us in writing that you have abandoned your pursuit of the Merger and (d) the date set forth in a written notice from the Borrower to the Commitment Parties of its election to terminate all commitments under the Bridge Facility in full (the earliest such date, the “Termination Date”).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Tyler Morgan
Name: Tyler Morgan
Title: Vice President

[Project Cure – Commitment Letter Signature Page]

Accepted and agreed to as of the date first

written above:

CARDINAL HEALTH, INC.

By:	/s/ Aaron E. Alt
Name: Aaron E. Alt
Title: Chief Financial Officer

[Project Cure – Commitment Letter Signature Page]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Cardinal Health, Inc., an Ohio corporation (the “Borrower”).

Guarantors:	None.

Transactions:	One or more wholly-owned subsidiaries of the Borrower intends to merge with and into The GI Alliance Holdings, LLC, a Delaware limited liability company (the “Target”), with the Target surviving (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of November 11, 2024 (as amended in accordance with clause (i) of Exhibit B, the “Merger Agreement”), by and among the Borrower, as buyer, Cure Acquisitionco, LLC, a Delaware limited liability company (“Merger Sub”), a direct or indirect wholly-owned subsidiary of the Borrower, the Target, and, solely in its capacity as representative as set forth in such agreement, James Weber, M.D., for the amounts required to be paid by it (including to effect the Target Refinancing (as defined below)) pursuant to Article I of the Merger Agreement (the “Merger Consideration”). In connection with the Merger, the Borrower intends to (a) issue senior unsecured notes through a public offering or in a private placement (the “Senior Notes”) and, to the extent the commitments therefor have not been reduced to zero prior to the Closing Date, borrow under a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (including the Merger) (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	Bank of America, N.A. (in such capacity, the “Lead Arranger”).

Lenders:	Bank of America, N.A. and other banks, financial institutions and institutional lenders selected in accordance with the terms of the Commitment Letter.

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of $2.9 billion (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Merger Consideration and (ii) to pay the Transaction Costs.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Documentation Principles:	The Credit Documentation will be based on, and substantially similar to, that certain 364-Day Credit Agreement, dated as of October 8, 2024, among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent (as in effect on the date hereof, the “364-Day Revolving Credit Agreement”), to be modified in a manner mutually agreed prior to the date of the Commitment Letter and subject to the immediately succeeding paragraph.

For purposes hereof, the term “substantially similar to the 364-Day Revolving Credit Agreement” and words of similar import means substantially the same as the 364-Day Revolving Credit Agreement as in effect on the date hereof with modifications (a) as are necessary to reflect the other terms specifically set forth in this Term Sheet (including the nature of the Bridge Facility as a bridge facility) and, if applicable, the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the 364-Day Revolving Credit Agreement (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed by the Borrower, and (d) that, subject to clauses (a) through (c), are otherwise no less favorable to the Borrower and its subsidiaries than those set forth in the 364-Day Revolving Credit Agreement, unless otherwise agreed by the Borrower.

(the two immediately preceding paragraphs, collectively, the “Documentation Principles”).

Cost and Yield Protection:	Consistent with the Documentation Principles, substantially similar to the 364-Day Revolving Credit Agreement.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts, within 3 business days of receipt of such amount in the case of any such prepayment and immediately upon receipt of such amounts in the case of a commitment reduction:

(a) 100% of the Net Cash Proceeds (as defined below) actually received by the Borrower or any of its domestic subsidiaries after the Closing Date from all non-ordinary course asset sales or other non-ordinary course dispositions of property by the Borrower and its domestic subsidiaries (including Net Cash Proceeds from the sale of equity interests of any subsidiary of the Borrower), with exceptions for (i) the transfer or contribution of assets or equity interests among the Borrower and its subsidiaries, (ii) sales or other dispositions the Net Cash Proceeds of which individually (in any single transaction or series of related transactions) do not exceed $50,000,000 and (iii) other sales and dispositions the Net Cash Proceeds of which do not exceed $250,000,000 in the aggregate, in each case to the extent that such Net Cash Proceeds are not reinvested (or committed to be reinvested pursuant to a binding agreement) in the business of the Borrower or any of its subsidiaries within 9 months following receipt thereof;

(b) 100% of the Net Cash Proceeds actually received by the Borrower or any of its domestic subsidiaries after the date of the Commitment Letter from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes) by the Borrower or any of its domestic subsidiaries, other than Excluded Debt. For purposes hereof, “Excluded Debt” shall mean (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under (x) that certain Third Amended and Restated Five-Year Credit Agreement, dated as of February 27, 2023, among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as in effect on the date hereof, the “Revolving Credit Agreement”), the 364-Day Revolving Credit Agreement and any other revolving credit facility; provided that, in the case of this clause (x), principal amounts in excess of $1.25 billion in the aggregate used to finance mergers or acquisitions shall not constitute Excluded Debt (and for the avoidance of doubt, amounts used for any other purpose shall constitute Excluded Debt), (y) any other term loan credit facility in an aggregate principal amount under this clause (y) of up to $1.25 billion (the principal agreement therefor, a “Term Loan Credit Agreement”), or (z) any other borrowings under working capital, overdraft or other revolving or other debt facilities, in the case of this clause (z), other than any debt or borrowings used or intended to be used to finance the Merger, (iii) debt facilities relating to customer loan programs, (iv) any commercial paper issuances, (v) any debt of the Borrower or any of its subsidiaries incurred under that certain Fifth Amended and Restated Receivables Purchase Agreement, dated as of September 1, 2023, as amended, restated, supplemented or otherwise modified from time to time, among Cardinal Health Funding, LLC, Cardinal Health 23 Funding, LLC, Griffin Capital, LLC, Cardinal Health 23, LLC, each entity signatory thereto as a conduit, each entity signatory thereto as a financial institution, each entity signatory thereto as a managing agent, each entity signatory thereto as an LC Bank and MUFG Bank, Ltd., as the Agent (the “Receivables Purchase Agreement”), (vi) factoring arrangements, capital leases, financial leases, hedging and cash management arrangements, repurchase agreements and reverse repurchase agreements, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (vii) purchase money and equipment financings and similar obligations, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (viii) any debt assumed or acquired in connection with the Merger, (ix) other debt to be mutually agreed and (x) any debt incurred to refinance, replace, repay, redeem, or extend the foregoing (other than clause (viii) above) that does not increase the aggregate committed or principal amount thereof (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); provided that in the case of a refinancing or replacement of the Revolving Credit Agreement, the 364-Day Revolving Credit Agreement, the Term Loan Credit Agreement, the Receivables Purchase Agreement or any commercial paper, such refinancing or replacement is funded with substantially similar debt obligations; and

(c) 100% of the Net Cash Proceeds actually received by the Borrower from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower, other than (i) equity or equity-linked securities issued in connection with employee stock option plans or similar equity-based compensation or pension plans, (ii) equity or equity-linked securities issued as consideration in connection with the funding of an acquisition or the making of an investment by the Borrower or any of its subsidiaries (other than the Merger), (iii) upon vesting, exercise, exchange or conversion of restricted stock units, performance stock units, options or other rights to acquire shares of common stock, (iv) equity or equity-linked securities issued to or by a subsidiary of Borrower to Borrower or any other subsidiary of Borrower and (v) other issuances of equity or equity-linked securities the Net Cash Proceeds of which do not exceed $100,000,000 in the aggregate.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its domestic subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than loans under the Bridge Facility), (B) the expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes paid or reasonably estimated by the Borrower to be payable in connection with such transaction, and (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets, or any liabilities related to such assets that are retained by the Borrower or any subsidiary, in each case in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds;

(b) with respect to the issuances, offerings of placements of debt obligations, the excess, if any, of (i) cash received by the Borrower or any of its domestic subsidiaries in connection with such issuance over (ii) the sum of (A) payments made to retire any debt that is required to be repaid in connection with such issuance (other than loans under the Bridge Facility), (B) the fees, costs, discounts, commissions and expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance, and (C) taxes paid or reasonably estimated by the Borrower to be payable in connection with such issuance; and

(c) with respect to the issuances of equity or equity-linked securities (excluding Excluded Debt), the excess, if any, of (i) cash received by the Borrower in connection with such issuance over (ii) the fees, costs, discounts, commissions and expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

In addition, the commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall terminate on the earliest of (a) the date that is 5 business days after the End Date (as defined in the Merger Agreement as in effect on the date of the Commitment Letter, without giving effect to any extension thereof thereunder (including pursuant to the first proviso in Section 10.01(d) and/or the last sentence of Section 11.12 of the Merger Agreement)), (b) the date of the closing of the Merger (after giving effect to the full funding of the Bridge Facility on such date), (c) the date that the Merger Agreement expires in accordance with its terms or the Borrower or the Borrower’s applicable subsidiary’s obligations to consummate the Merger under the Merger Agreement terminate in accordance with its terms or is terminated and in each case, Borrower notifies Agent in writing of the same, provided that a public statement announcing the same shall constitute notice or Borrower informs Agent in writing that Borrower has abandoned Borrower’s pursuit of the Merger and (d) the date set forth in a written notice from the Borrower to the Commitment Parties of its election to terminate all commitments under the Bridge Facility in full.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section.

Optional Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower. Subject to Documentation Principles, any prepayment of Term SOFR advances other than at the end of the applicable interest periods therefor shall be subject to funding indemnification provisions consistent with the 364-Day Revolving Credit Agreement. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without premium or penalty.

Conditions Precedent to effectiveness of the Credit Documentation and the Borrowing on the Closing Date:	The effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the conditions precedent set forth in Exhibit B to the Commitment Letter.

Representations and Warranties:	Subject to Documentation Principles, substantially similar to those contained in the 364-Day Revolving Credit Agreement, with additional exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following: (i) existence and standing; (ii) authorization and validity; (iii) no conflict, governmental consent, other consents (provided that such representations with respect to conflicts with law and creation of liens in the definitive documentation for the Bridge Facility shall be subject to a Material Adverse Effect standard); (iv) financial statements; (v) material adverse change; (vi) taxes; (vii) litigation and contingent obligations; (viii) subsidiaries, subsidiary borrowers; (ix) ERISA; (x) accuracy of information; (xi) Regulation U; (xii) maintenance of property; (xiii) insurance; (xiv) plan assets, prohibited transactions; (xv) environmental matters; (xvi) Investment Company Act; (xvii) default; (xviii) compliance with laws; (xix) anti-corruption laws and sanctions; (xx) affected financial institution; and (xxi) consolidated Closing Date solvency of the Borrower and its subsidiaries (to be defined and determined in a manner consistent with the manner in which solvency is defined and determined in the solvency certificate in the form set forth in Exhibit C).

“Material Adverse Effect” shall mean a material adverse effect on (i) the condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Credit Documentation to which it is a party, or (iii) the validity or enforceability of the Credit Documentation or the rights or remedies of the Administrative Agent or the Lenders under any of the Credit Documentation.

Covenants:	Subject to Documentation Principles, substantially similar to those contained in the 364-Day Revolving Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following:

(a)   Affirmative Covenants: (i) financial reporting; (ii) use of proceeds; margin stock; (iii) notice of default, notice of beneficial ownership changes; (iv) conduct of business; maintenance of property, books and records; (v) taxes; (vi) Insurance; (vii) compliance with laws; and (viii) inspection rights.

(b) Negative Covenants: (i) liens; (ii) subsidiary indebtedness and (iii) contingent obligations.

(c) Financial Covenant (subject to Documentation Principles, with definitions substantially similar to those in the 364-Day Revolving Credit Agreement) as follows:

•  On each Test Date (as defined in the 364-Day Revolving Credit Agreement) occurring after the Closing Date, Consolidated Net Leverage Ratio as of the last day of any fiscal quarter shall not be greater than the lower of 4.25 to 1.00 and the ratio then applicable under the Revolving Credit Agreement.

Events of Default:	Subject to Documentation Principles, substantially similar to those contained in the 364-Day Revolving Credit Agreement, with exceptions, qualifications and modifications, if any, to be agreed, and in any event limited to the following: (i) default in payment of principal, subject to one business day’s grace, or default in payment of interest or other amounts, subject to five days’ grace; (ii) incorrectness of representations and warranties in any material respect; (iii) breach of covenant to deliver notice of default, breach of financial covenant or use of proceeds in contravention of sanctions, OFAC and similar laws, rules and regulations; (iv) as set forth in the 364-Day Revolving Credit Agreement, breach of other covenants with thirty day grace periods; (v) change in control; (vi) cross default to any other agreement governing indebtedness having an aggregate principal amount (excluding undrawn committed amounts, but including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250 million (a) for any payment default thereunder beyond any applicable grace periods (whether or not resulting in acceleration); and (b) for any non-payment default thereunder resulting in acceleration; (vii) voluntary or involuntary bankruptcy and insolvency events; (viii) certain ERISA violations or events; (ix) default in respect of any judgments or orders in an aggregate amount (as to all judgments and orders) of $250 million; (x) condemnation of a substantial portion of Borrower’s property by a court or governmental agency; or (xi) actual or asserted invalidity of any of the Credit Documentation.

Assignments and Participations:	Subject to Documentation Principles, substantially similar to the 364-Day Revolving Credit Agreement (subject, in the case of assignments prior to the Closing Date, to the provisions of the Commitment Letter (which shall apply to all Lenders), and provided that in no event will any assignment or participation be permitted to Disqualified Lenders). Notwithstanding the foregoing, to the extent that prior to the Closing Date commitments with respect to the Bridge Facility have been syndicated after the Initial Syndication Period and prior to achieving a Successful Syndication as permitted by the Commitment Letter to a person that is neither a Disqualified Lender nor a Permitted Assignee, then the Initial Lender may assign the corresponding Loans to such person promptly following the funding of such Loans on the Closing Date without the consent of the Borrower.

Waivers and Amendments:	Subject to Documentation Principles, substantially similar to the 364-Day Revolving Credit Agreement.

Indemnification:	Subject to Documentation Principles, substantially similar to the 364-Day Revolving Credit Agreement, but having the scope and subject to qualifications and exceptions consistent with those provided in the Commitment Letter.

Governing Law:	State of New York.

Expenses:	Subject to Documentation Principles, substantially similar to the 364-Day Revolving Credit Agreement.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

ANNEX I

TO EXHIBIT A

Interest Rates:	At the Borrower’s option, any loan under the Bridge Facility that is made to it will bear interest at a rate equal to the Adjusted Term SOFR Rate or the Base Rate, plus, in each case, the Applicable Margin therefor, as all of the foregoing shall be determined in accordance with the Performance Pricing grid set forth below.

“Term SOFR” and “Base Rate” will have customary meanings substantially similar to those in other credit agreements administered by the Administrative Agent. Term SOFR will have a credit spread adjustment of 10 bps (consistent with the 364-Day Revolving Credit Agreement), and a 0% “floor”.

The Borrower may select interest periods of 1, 3 or 6 months for Term SOFR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly for such loans.

Default Interest:	Automatically upon the occurrence and during the continuance of any bankruptcy event or at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (i) all amounts due and payable with respect to Term SOFR loans shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such Term SOFR loans until the end of the applicable interest period and thereafter at a rate equal to 2% in excess of the rate then applicable to Base Rate loans and (ii) all amounts due and payable with respect to Base Rate loans and all other obligations arising under the Facility shall bear interest at a rate per annum equal to 2% in excess of the rate then applicable to Base Rate loans.

Performance Pricing:	The Applicable Margin for loans and borrowings, for any fiscal quarter, shall be, at any time, the rate per annum set forth in the table below opposite the long-term unsecured senior, non-credit enhanced debt rating of the Borrower by (a) Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and (b) Moody’s Investors Service Inc. In the event that a split occurs between these ratings, then (i) if the two ratings differ by one level, fees and the Applicable Margin shall be based upon the higher rating of the two and (ii) if the two ratings differ by more than one level, then fees and the Applicable Margin shall be based upon a rating that would be one level (with Level I being the highest Level and Level V being the lowest level) lower than the higher rating. In the event that the Borrower has only one rating, then such rating shall apply. In the event that the Borrower has no ratings, then the lowest level shall apply. On the Closing Date the initial pricing level shall be Level IV.

Level Status	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Reference Rating S&P/ Moody’s*	≥A/A2	A-/A3	BBB+/Baa1	BBB/Baa2	≤ BBB-/Baa3
Closing Date through 89 days following the Closing Date	75.0 bps	87.5 bps	100.0 bps	112.5 bps	125.0 bps
90th day following the Closing Date through 179th day following the Closing Date	100.0 bps	112.5 bps	125.0 bps	137.5 bps	150.0 bps
180th day following the Closing Date through 269th day following the Closing Date	125.0 bps	137.5 bps	150.0 bps	162.5 bps	175.0 bps
From the 270th day following the Closing Date	150.0 bps	162.5 bps	175.0 bps	187.5 bps	200.0 bps

*	For the purpose hereof, the following terms have the following meanings:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better / the Borrower’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status / the Borrower’s Moody’s Rating is A3 or better / the Borrower’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status or Level II Status / the Borrower’s Moody’s Rating is Baa1 or better / the Borrower’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status or Level III Status / the Borrower’s Moody’s Rating is Baa2 or better / the Borrower’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Public Debt Rating” means any of the Moody’s Rating and the S&P Rating, as applicable.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date that is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Fees:	The Borrower will pay a fee (the “Ticking Fee”), for the ratable benefit of the Lenders, in an amount equal to 11.0 basis points (such rate, the “Ticking Fee Rate”) times the actual daily undrawn portion of the commitments in respect of the Bridge Facility, calculated based on the number of days (if any) elapsed in a 360-day year, from and including the later of (x) the date of execution of the Credit Documentation and (y) the day that is 90 days after the date of execution of the Commitment Letter to but excluding the Fee Payment Date (as defined below), payable upon the date that is one (1) business day after the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (the “Fee Payment Date”).

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

Subject to the Certain Funds Provision and the Documentation Principles in all respects, the effectiveness of the Credit Documentation and the availability of, and full funding of, the Bridge Facility on the Closing Date in each case shall be subject solely to the satisfaction (or waiver by the Lead Arranger) of the following conditions precedent:

(i) The Merger shall be consummated substantially concurrently with the initial borrowing under the Bridge Facility in all material respects accordance with the Merger Agreement after giving effect to any modifications, amendments, supplements, consents or waivers thereto, other than those modifications, amendments, supplements, consents or waivers by you that are materially adverse to the Initial Lender or the Lead Arranger (in their capacities as such) without the Lead Arranger’s prior written consent (such consent not to be unreasonably conditioned, delayed or withheld), it being understood and agreed that any modification, amendment, supplement, consent or waiver to the Merger Agreement resulting in (i) any increase in the Closing Date cash Merger Consideration shall be deemed to be not materially adverse to the Initial Lender and the Lead Arranger so long as such increase is less than or equal to 15% of the Closing Date cash Merger Consideration, or (ii) any decrease in the Closing Date cash Merger Consideration shall be deemed to be not materially adverse to the Initial Lender and the Lead Arranger so long as such decrease is less than or equal to 15% of the Closing Date cash Merger Consideration or so long as, in the case of a decrease in excess of 15% of the Closing Date cash Merger Consideration, such excess is applied to reduce commitments with respect to the Bridge Facility on a dollar-for-dollar basis.

(ii) (x) The Lead Arranger shall have received for the Borrower (a) U.S. GAAP audited consolidated balance sheets and related statements of earnings, shareholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of earnings and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date. The Lead Arranger hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended June 30, 2024, June 30, 2023 and June 30, 2022, and in the foregoing clause (b) for the fiscal quarters ended March 31, 2024, December 31, 2023 and September 30, 2023. The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

(iii) (A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents of the Borrower, a good standing certificate of the Borrower, resolutions of the appropriate governing body with respect to the Borrower, a customary closing certificate with respect to the Borrower and an appropriate borrowing

B-1

notice and (B) the Administrative Agent shall have received the Borrower a signature page to the credit agreement in respect of the Bridge Facility, which credit agreement shall be consistent with the Commitment Letter and the Term Sheet, and (C) the Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date after giving effect to the Merger and the initial funding of the loans under the Bridge Facility.

(iv) Substantially concurrently with the funding of the Bridge Facility on the Closing Date, the Lead Arranger, the Administrative Agent and the Lenders shall receive all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter and invoiced to the Borrower at least three business days prior to the Closing Date (which amounts may, at the Borrower’s election, be offset against the proceeds funded under the Bridge Facility on the Closing Date).

(v) The Lead Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation requested in writing by the Lead Arranger at least ten business days prior to the Closing Date.

(vi) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in substantially the form of Exhibit C hereto.

(vii) Since the date hereof, there has not been a Target Material Adverse Effect. For the purposes hereof, “Target Material Adverse Effect” means “Material Adverse Effect” as defined in the Merger Agreement.

(viii) All existing indebtedness under the Credit Agreement (as defined in the Merger Agreement) will be repaid (or, in the case of letters of credit, replaced, cash collateralized, otherwise collateralized with “back to back” letters of credit, or otherwise addressed in a manner acceptable to the applicable letter of credit issuer), all commitments and obligations in respect thereof will be terminated, and all liens in respect of the foregoing will be released (the “Target Refinancing”).

B-2

Exhibit C

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of [_________] (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [__] of the $[_________] Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [_________] (the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_____], the duly elected, qualified and acting [Chief Financial Officer] of the Borrower and its Subsidiaries, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

I HEREBY FURTHER CERTIFY, in my capacity as [Chief Financial Officer] and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions:

1. The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3. The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business.

4. The Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital, on a consolidated basis.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

[Remainder of page intentionally left blank]

* * *

C-I-1

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[ ]

By:
Name:
Title: Chief Financial Officer

C-I-2